FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                        FILE NUMBER 333-61413



         THIRD PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Third Prospectus Supplement (the "Third Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement") and the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance  by the  Company  in  connection  with  the  Company's  acquisition  of
WhoWhere?  Inc.,  a  California  corporation,  by  and  through  a  merger  of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement are hereby supplemented to reflect gifts from the John Buoymaster to
(i) George W. Rowe in the amount of 813 Shares and (ii) John W. Buoymaster and Donna M. Buoymaster in the amount of 406 Shares after the date of the Prospectus, the First Prospectus Supplement and the Second Prospectus
Supplement.   This Third Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement, and is qualified by reference to the Prospectus, the First
Prospectus Supplement and the Second Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement. Capitalized terms used in this Third Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.




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        THE DATE OF THIS THIRD PROSPECTUS SUPPLEMENT IS NOVEMBER 12, 1998

                              SELLING STOCKHOLDERS

         On October 28, 1998, eight hundred thirteen (813) of the Shares beneficially owned by John Buoymaster reflected in the Prospectus and the First Prospectus Supplement were gifted to George W. Rowe and four hundred six (406) of the Shares beneficially owned by John Buoymaster reflected in the Prospectus and the First Prospectus Supplement were gifted to John W. Buoymaster and Donna
M. Buoymaster. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.